Exhibit 99.1

KMG Chemicals, Inc. 9555 W. Sam Houston Parkway South Suite 600 Houston, TX 77099 USA

KMG Announces Acquisition of Val-Tex

HOUSTON, Texas — (BUSINESS WIRE) — April 1, 2015 — KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals in select markets, today announced the acquisition of privately held Valves Incorporated of Texas (Val-Tex), a manufacturer of industrial valve lubricants and sealants since 1962, in a merger transaction. In addition to the lubricants business, KMG will acquire the 606,875 shares of KMG common stock owned by Val-Tex. The closing of the transaction is anticipated to occur in late April upon the satisfaction of certain customary conditions.

Located in Houston, Texas, Val-Tex is a preferred provider of high quality, cost-effective valve lubricants primarily to the oil and gas storage, pipeline and gas distribution markets. Val-Tex manufactures and distributes industrial sealants and lubricants, as well as related products, such as lubrication equipment and fittings. Val-Tex serves the global valve maintenance market, estimated at more than $200 million in annual sales, with value-added specialty products that enable optimal valve operation and help prevent costly, unscheduled downtime at customer facilities and pipelines. In addition, Val-Tex’s products provide important safety benefits along with preventing fugitive valve emissions. For the trailing twelve month period ended February 28, 2015, Val-Tex generated $12.0 million in sales and reported EBITDA of $3.4 million.

“We are very pleased to welcome Val-Tex and its dedicated employees to KMG. With this strategic acquisition, KMG enters the large and fragmented global market for industrial lubricants. Val-Tex has an outstanding reputation in valve lubricants, serving several leading energy and energy service providers, and has demonstrated a track record of consistent growth and cash flow generation. When the transaction closes, Val-Tex will be immediately accretive to KMG’s adjusted EBITDA and adjusted diluted earnings per share,” said Chris Fraser, KMG’s chairman and CEO.

Mr. Fraser continued, “Our initial focus will be on seamlessly integrating Val-Tex into KMG and supporting their pursuit of growth opportunities in the North American market. We also see exciting potential to expand Val-Tex’s participation in international markets by leveraging KMG’s global infrastructure and distribution capabilities, particularly in Europe and Asia. Additionally, we will pursue other attractive opportunities within the global industrial lubricants market to drive cash flow and enhance long-term value for KMG shareholders.”

About the transaction

Under the terms of the merger agreement, Val-Tex will become a wholly owned subsidiary of KMG, and the current shareholders of Val-Tex will receive a combination of cash and KMG common stock in exchange for their Val-Tex shares. The purchase price for Val-Tex and the 606,875 shares owned by Val-Tex is $23.5 million in cash, plus 606,875 shares of the common stock of KMG. The cash purchase price includes inventory valued at approximately $1.5 million. Additionally, KMG will purchase the value of inventory at closing in excess of $1.5 million. KMG will also assume liabilities of approximately $0.5 million. The selling shareholders of Val-Tex will retain its cash, accounts receivable and accounts payable.  Immediately after the merger, the 606,875 KMG shares held by Val-Tex prior to the merger

Phone: 713-600-3800 ● Fax: 713-600-3850

www.kmgchemicals.com ● NYSE: KMG

will be canceled. KMG will draw on its existing revolving credit facility to finance the cash portion of the transaction.

The transaction was approved by KMG’s Board of Directors, and KMG retained Houlihan Lokey Capital LLC as its financial advisor in the transaction.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its operations are focused on the electronic chemicals and performance products markets. For more information, visit the Company's website at http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contact

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager

Main: 713-600-3800 ● Fax: 713-600-3850

www.kmgchemicals.com ● NYSE: KMG

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